Exhibit 99.1

NEWS RELEASE
Weatherford Announces the Total Consideration
for its Any and All Debt Tender Offer
GENEVA, SWITZERLAND, September 22, 2010 — Weatherford International Ltd., a Swiss joint-stock corporation (NYSE: WFT) (“Weatherford”), announced today the reference yield and the total consideration for its previously announced Any and All Offer, whereby Weatherford International, Inc., a Delaware corporation and subsidiary of Weatherford (“Weatherford Delaware”), is offering, under certain conditions, to purchase any and all of its outstanding 6 5/8% Senior Notes due November 15, 2011. The Any and All Offer is being made in conjunction with the previously announced Maximum Tender Offer, pursuant to which (a) Weatherford Delaware is offering to purchase, under certain conditions, its 5.95% Senior Notes due June 15, 2012 and (b) Weatherford International Ltd., a Bermuda exempted company and subsidiary of Weatherford (“Weatherford Bermuda”), is offering to purchase, under certain conditions, its 5.15% Senior Notes due March 15, 2013 and its 4.95% Senior Notes due October 15, 2013.
The reference yield for the Any and All Offer was determined at 2:00 p.m., New York City time, today. The total consideration for each note is based on the reference yield plus a fixed spread as set forth in the table below. All payments for notes purchased in the Any and All Offer will also include accrued and unpaid interest on the principal amount tendered, up to, but not including, the Any and All Offer Settlement Date, which is currently expected to be Thursday, September 23, 2010.

	CUSIP		Reference U.S. Security	Reference	Fixed Spread	Total Consideration per
Issuer	Number	Title of Security	Treasury	Yield	(basis points)	$1000 Principal Amount
Weatherford Delaware	947074 AD2	6 5/8% Senior Notes due November 15, 2011	1.75% U.S. Treasury Note due November 15, 2011	0.339%	50	$1,065.75
The Any and All Offer will expire at 11:59 p.m., New York City time, on September 22, 2010, unless extended or earlier terminated.
The terms and conditions of the Any and All Offer, including the conditions of Weatherford Delaware’s obligation to accept the notes tendered and to pay the total consideration plus accrued and unpaid interest, are set forth in the offers to purchase document dated September 16, 2010 and the related Letter of Transmittal that were distributed to the holders of the affected notes. The Any and All Offer is conditioned upon satisfaction or waiver of certain conditions described in the offers to purchase document, including the completion of our concurrent offering of $1.4 billion of senior notes expected to close on September 23, 2010.
Weatherford Delaware and Weatherford Bermuda have retained Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC to serve as joint lead dealer managers, and Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offers.
Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 470-3700 or in writing at Attn: Corporate Action, 65 Broadway, Suite 404, New York, New York 10006. Questions regarding the tender offers may be directed to any of: Deutsche Bank Securities Inc. by telephone at (866) 627-0391 or in writing at 60 Wall Street, New York, New York 10005, Attention: Liability Management Group; Morgan Stanley & Co. Incorporated by telephone at (800) 624-1808 or in writing at 1585 Broadway, New York, New York 10036, Attention: Liability Management Group; or UBS Securities LLC by telephone at (888) 719-4210 or in writing at 677 Washington Boulevard, Stamford, Connecticut 06901, Attention: Liability Management Group.
This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the offers to purchase document. In any jurisdiction where the laws require the tender offers to be made by a licensed broker or dealer, the tender offers will be deemed made on behalf of Weatherford Delaware and Weatherford Bermuda by Deutsche Bank Securities Inc., Morgan

Stanley & Co. Incorporated and UBS Securities LLC, or one or more registered brokers or dealers under the laws of such jurisdiction.
Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 52,000 people worldwide.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations and the timing and closing of the tender offers and concurrent notes offering as well as various dates relating to the tender offers. Weatherford’s forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions, changes in tax and other laws affecting our business, continued volatile conditions in the credit market and the interest of holders in tendering the notes. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.
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Contacts:	Andrew P. Becnel	+41.22.816.1502
Chief Financial Officer

	Karen David-Green	+713.693.2530
Vice President — Investor Relations